Exhibit 99.1

DANAHER CORPORATION
2099 PENNSYLVANIA AVENUE, N.W.
12TH FLOOR
WASHINGTON, D.C. 20006
TELEPHONE (202)-828-0850   FAX (202)-828-0860

FOR IMMEDIATE RELEASE	CONTACT: Andy Wilson
VP – Investor Relations
(202) 828-0850

DANAHER CORPORATION ANNOUNCES RECORD
SECOND QUARTER RESULTS

WASHINGTON, D.C., July 22, 2004 — Danaher Corporation (NYSE:DHR) announced today that net earnings for its second quarter ended July 2, 2004 were $182 million, 46% higher than its 2003 second quarter net earnings of $125 million.  Diluted earnings per share for the 2004 second quarter were $0.56, a 44% increase over the comparable $0.39 for the 2003 second quarter.  Sales for the 2004 second quarter were $1,621 million, 25% higher than the $1,299 million reported for the 2003 second quarter.

H. Lawrence Culp, Jr., President and Chief Executive Officer, stated, “We are again pleased to report record quarterly earnings.   We are particularly pleased to report growth of 10% from existing businesses, also known as core revenues.   Total sales growth for the quarter also includes acquisition growth of 13% and currency gains of 2%.   Both the Process/Environmental Controls and Tools and Components segments delivered solid results, finishing the quarter with 9.5% and 11% core revenue growth, respectively.  Our operating cash flow for the first half of 2004 of $499 million was another record and an 11 % increase over the 2003 first half.   The broad-based strength we continue to see across our businesses reinforces our confidence in our ability to deliver positive results for the balance of 2004.”

Danaher Corporation is a leading manufacturer of Process/Environmental Controls and Tools and Components.  (www.danaher.com)

Statements in this release, including the attachments to this release, that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties. These include risks and uncertainties relating to customer and supplier relationships and prices, competition, market demand, litigation and other contingent liabilities, the integration and operation of acquired businesses, and economic, political, governmental and technological factors affecting the Company’s operations, markets, products, services and prices, among others, as set forth in the Company’s SEC filings.

DANAHER CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS

(000’s omitted, except per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	July 2, 2004	June 27, 2003	July 2, 2004	June 27, 2003
Sales	$1,621,245	$1,299,432	$3,164,436	$2,495,647
Operating costs and expenses:
Cost of sales	935,536	774,546	1,847,466	1,503,362
Selling, general and administrative expenses	414,827	323,675	821,808	624,856
Gain on sale of real estate	(1,360)	—	(2,046)	(775)

Total operating expenses	1,349,003	1,098,221	2,667,228	2,127,443
Operating profit	272,242	201,211	497,208	368,204
Interest expense	12,716	15,201	27,166	29,481
Interest income	(808)	(2,177)	(2,327)	(4,541)
Earnings before income taxes	260,334	188,187	472,369	343,264
Income taxes	78,101	63,043	144,892	114,994
Net earnings	$182,233	$125,144	$327,477	$228,270

Basic earnings per share	$0.59	$0.41	$1.06	$.75

Diluted earnings per share	$0.56	$0.39	$1.01	$.72

Average common stock and common equivalent shares outstanding
Basic	308,832	306,370	308,618	306,062
Diluted	327,272	322,402	326,878	321,868

A complete copy of Danaher’s Form 10-Q financial statements is available on the Company’s web site (www.danaher.com).

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